EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference of our report dated February 11, 2008, with respect to the consolidated financial statements of PST Eletrônica S.A. included in this Form 10-K for the year ended December 31, 2007, in the following Registration Statements:

Registration Number	Description of Registration Statement
333-149436	Form S-8 – Stoneridge, Inc. Amended and Restated Long-Term Incentive Plan
333-127017	Form S-8 – Stoneridge, Inc. Director’s Restricted Shares Plan
333-96953	Form S-8 – Stoneridge, Inc. Director’s Share Option Plan
333-72176	Form S-8 – Stoneridge, Inc. Director’s Share Option Plan
Campinas, Brazil
March 13, 2008
ERNST & YOUNG
Auditores Independentes S.S.
CRC 2SP015199/O-6-S-AM
/s/ José Antonio de A. Navarrete
José Antonio de A. Navarrete
Accountant CRC1SP198698/O-4-S-AM